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                                                                     EXHIBIT 5.1

                                 April 27, 2001

PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151

Ladies and Gentlemen:

    We have acted as counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of up to 1,420,935 shares of Common Stock, par value $.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement (the "Shares"). Pursuant to the Series E Preferred Stock Purchase Agreement, dated as of October 24, 2000 (the "Series E Purchase Agreement"), by and between PRIMEDIANET Inc. and Internet Gift Registries, Inc. ("IGR"), the Company will offer to exchange (the "Exchange Offer") shares of its Shares for up to 3,764,000 shares of IGR's common stock, par value $0.001 per share (the "IGR Common Shares"), and up to 556,088 shares of IGR's Series B Convertible Preferred Stock, par value $0.001 per share (the "IGR Series B shares")

    We have examined the Series E Purchase Agreement and the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon delivery of the IGR Common Shares and the IGR Series B Shares in exchange for the Shares in accordance with the Exchange Offer, the Shares will be validly issued, fully paid and nonassessable.
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    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal law of the United States.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,
                                          /s/ Simpson Thacher & Bartlett
                                          SIMPSON THACHER & BARTLETT